Exhibit 10.15

TRANS WORLD

ENTERTAINMENT

Personal and Confidential

SEPARATION AGREEMENT

March 11, 2019

Mr. Josh Neblett

Dear Josh:

Reference is made to the letter agreement dated October 17, 2016 from Trans World Entertainment Corporation (the “Company”) to you pursuant to which you have served as Chief Executive Officer of etailz Inc. (“etailz”), a subsidiary of the Company (the “Letter Agreement”). This agreement (the “Agreement”) sets forth the terms of your separation from etailz.

1.          Separation. We have agreed that your employment with etailz and its affiliates was terminated by etailz effective on the date set forth above, March 11, 2019 (the “Separation Date”). You hereby resign from all positions and offices, if any, that you hold with etailz, the Company or any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, effective on the Separation Date.

2.          Severance. You acknowledge that you have previously received (i) your base salary and any accrued but unused vacation, in each case through the Separation Date, and (ii) reimbursement of business expenses incurred prior to the Separation Date in accordance with the policies of the Company. In consideration for the Release and your covenants set forth below, (x) you will receive a lump sum payment in the amount of $142,500 within ten days after the date this Agreement is fully executed (the “Payment Date”), and (y) provided that you were participating in the Company’s group health, dental and vision plans on the Separation Date and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” then you will be reimbursed for your actual COBRA premiums paid for the period from the Separation Date through September 11, 2019 or until you are eligible to enroll in the health, dental and/or vision plans of another employer, if earlier. In accordance with the final paragraph of Section 5 of the Letter Agreement, if you obtain a subsequent employment position or engagement prior to September 11, 2019, any compensation or fees you earn or receive during that period pursuant to such subsequent employment or engagement shall reduce the severance payment obligations hereunder on a dollar for dollar basis, and you shall, within ten days following demand by the Company, repay to the Company in cash the amount of any such reduction. You will provide the Company with written notice as soon as practicable following the date you obtain a subsequent position, which notice shall further specify the amount of compensation you will receive from such subsequent employment or engagement for the period prior to September 11, 2019. Except as specifically set forth in this Section 2, you agree that you will not be entitled to any other compensation or benefits from the Company, etailz or their affiliates after the Separation Date.

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3.          Release. By executing this Agreement, which includes this Release (“Release”), you have advised the Company and etailz that you waive any and all claims against the Company, etailz and their subsidiaries and affiliated or related entities, and any and all of their respective predecessors, successors, assigns and employee benefit plans, and in such capacities their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives (collectively, the “Releasees”) and you irrevocably and unconditionally release and forever discharge any such claims except as specifically provided below. You understand and agree that this Release extends to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with etailz or its affiliates and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, the Civil Rights Acts, the Americans with Disabilities Act, the Workers Adjustment and Retraining Notification Act, Sections 503 and 504 of the Rehabilitation Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, all as amended, and any other local, state or federal fair employment laws, and any contract or tort claims. However, you do not waive or release any rights you may have relating to (i) tax-qualified retirement benefits accrued and vested prior to the Separation Date, (ii) accrued and unpaid welfare benefit claims incurred prior to your termination of participation in such plans, (iii) the benefits specifically provided in Section 2 above, and (iv) any rights or claims which cannot legally be waived or released.

4.          Restrictive Covenants. You hereby reaffirm your covenants relating to Non-Solicitation, Non-Compete, Confidentiality, and Intellectual Property set forth in Sections 7, 8, 9, 10 and 11 in the Letter Agreement, each of which are incorporated herein by reference, may be enforced by etailz and/or the Company and shall continue in effect following the Separation Date in accordance with their terms. You also hereby reaffirm your covenants relating to Non-Solicitation and Non-Compete in Section 7.1 of the Share Purchase Agreement by and among etailz, the Sellers named therein (including you), Thomas C. Simpson, as Sellers’ Representative and the Company dated as of October 17, 2016 (the “Purchase Agreement”), each of which have a term of two years from the Separation Date and may be enforced by etailz and/or the Company. Notwithstanding your obligation not to directly or indirectly disclose, reveal, divulge or communicate Confidential Information as outlined herein, you have the right, without notice to or authorization of the Company or etailz, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely

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for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal; and do not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 4 are herein referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will you be authorized to disclose any Confidential Information as to which the Company or etailz may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s Chief Executive Officer or other authorized officer designated by the Company.

5.          Return of Company Property. You hereby affirm that you have returned to the Company or etailz all property of the Company, etailz, or any of their subsidiaries in your possession or control, including, without limitation, all computers, records, paper and electronic files, documents, software programs, and copies thereof, pertaining to the business of the Company, etailz, or any of their subsidiaries as such records, files, documents and programs may constitute trade secrets and proprietary information belonging solely to the Company, etailz, or any of their subsidiaries. You may not retain copies of any such records, files, documents or programs, and hereby relinquish and assign to the Company any and all rights, if any, that you may have in any such records, files, documents or programs.

6.          Non-Disparagement. You will not criticize or disparage the Company, etailz or their affiliates or any of their directors, officers, employees, vendors, products or services. Notwithstanding the foregoing, nothing in this Section 6 shall prevent you from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over you. Notwithstanding your obligations under this Section 6, you shall have the right to make the Permitted Disclosures as outlined in Section 4 above.

7.          Future Cooperation. During the period beginning on the Separation Date and ending on September 11, 2019, you agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company or etailz regarding matters that may arise in the business of the Company, etailz or their affiliates relating to your period of service with etailz. You agree that you will respond to any such requests promptly. Additionally, at any time following the Separation Date, you agree to fully and completely cooperate with the Company and etailz, their advisors and their legal counsel with respect to any litigation that is pending against the Company, etailz or their affiliates and any claim or action that may be filed against them in the future. Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company and etailz in preparing defenses to any pending or potential future claims against the Company, etailz or their affiliates. The Company will reimburse you for any approved travel expenses incurred as a re-

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sult of your cooperation with the Company, and etailz will reimburse you for any approved travel expenses incurred as a result of your cooperation with it.

8.          Non-Admission of Liability. This Agreement shall not be construed as an admission by you, the Company or etailz of any liability to the other, breach of any agreement between them or violation by the parties to this Agreement of any statute, law or regulation.

9.          Taxes. The Company and/or etailz may withhold from any amounts payable under this Agreement all federal, state, city or other taxes they are required to withhold pursuant to any applicable law, regulation or ruling.

10.        Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of New York, without regard to the conflict of laws provisions thereof.

11.        Severability. Should any provision of this Agreement be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Agreement. The waiver of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or a waiver of any subsequent breach of the same provision.

12.        Voluntary Execution. You acknowledge that you are executing this Agreement voluntarily and of your own free will and that you fully understand and intend to be bound by the terms of this Agreement. Further, you acknowledge that you have had an opportunity to carefully review this Agreement with your attorney prior to executing it or warrant that you have chosen not to have your attorneys review this Agreement prior to signing. You hereby acknowledge that the benefits and amounts to be paid to you hereunder exceed any benefit to which you are otherwise entitled. This Agreement may be executed in counterparts and by signatures transmitted by fax or email.

13.        Entire Agreement. This Agreement constitutes the entire agreement between the Company, etailz and you with respect to the subject matter of this Agreement, and there are no other written or oral agreements, understandings or arrangements except as set forth herein. This Agreement supersedes the Letter Agreement, except to the extent the provisions of the Letter Agreement are expressly incorporated herein. For the avoidance of doubt, this Agreement does not supersede the provisions of Sections 7.1, 7.3 or 7.4 of the Purchase Agreement. Any amendments, additions or other modifications to this Agreement must be done in writing, signed by all parties, and subject to approval of the Company’s Chief Executive Officer in order to be binding.

14.        Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by you, the Company, etailz and their respective heirs, executors, personal representatives, successors and assigns, except that no party may assign any rights or delegate any obligations hereunder without the prior written consent of the other parties. You hereby consent to the assignment by the Company and/or etailz of all of their rights and obligations

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hereunder to any successor to the Company and/or etailz, as the case may be, by merger or consolidation or any purchaser of all or substantially all of the assets of the Company and/or etailz, as the case may be.

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Please acknowledge your agreement to the foregoing by signing below (including inserting the date) and returning the signed Agreement to me.

Sincerely,

TRANS WORLD ENTERTAINMENT CORPORATION

____________________________

By: Mike Feurer

Chief Executive Officer

ETAILZ INC.

____________________________

By: Edwin J. Sapienza

Secretary

ACKNOWLEDGED AND AGREED TO:

____________________________

Josh Neblett

Date: ____________________

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